Moody National REIT II, Inc. 8-K

EXHIBIT 99.1

Transcript of Video Message from Brett C. Moody:

Good Morning. Following the recent board meeting and corresponding Form 10-K filing, I wanted to share a few comments/updates with the stockholders, broker-dealers, and financial advisors who have entrusted us with their business.

We continue to navigate the ongoing COVID-19 pandemic’s impact on the travel and lodging industries and how this impacts the REIT II hotel portfolio. With a 24 hour lease, hotels are the first commercial real estate asset class to decline/drop, but they are also best positioned to bounce back quickly. Unfortunately, the number of Covid variants that the economy has continued to face have delayed the recovery. That said, 2021 saw the first signs of the comeback phase from the COVID-19 drop. While it is certainly refreshing to see boosts to Occupancy, ADR and RevPAR, hotels still have a ways to go before returns to pre-Covid norms. However, the hotels remain significantly off from reaching the industry projections for 2022 that were made prior to the onset of Covid.

To elaborate, I wanted to take a moment to review the REIT II Revenue for the last few years. Revenue for the year ending 12/31/21 was approximately $56.6 million, which is an increase of approximately $17 million compared to the 2020 year end Revenue of $39,403,000. Nevertheless, this is still well short of the 2019 year end Revenue of $84.677 million. The hotel industry metrics of Occupancy, ADR and RevPAR follow in the same pattern. Specifically, the REIT II portfolio’s RevPAR increased from $45.40 in 2020 to $71.89 in 2021, but this is about 20% less than the 2019 RevPAR of $86.41. It is important to note 13 of 15 of our hotels continue to outperform their respective competitive sets with the remaining two on the rebound.

As mentioned in previous updates, our asset management team worked diligently with nine different lenders and servicers throughout 2020 and 2021. As a result, we were able to modify 14 of the 15 hotel mortgage loans in order to bring the loans current in spite of the revenue shortfalls. The most important result of these negotiations is that the lenders did not take over the hotels in spite of none of the properties having the cash flow to meet debt service. This was especially important because these hotels are in markets like Austin and Nashville, where growth potential is so vibrant and the reason that the assets could not meet debt service were known to be a temporary anomaly. The only hotel that didn’t receive a modification was due to the unfavorable terms provided, the other 14 hotels received acceptable modification terms. As part of these modifications, nine of the hotels are currently in cash management. In addition to the previously discussed $20 million loan from Moody National Capital, LLC (“Moody Capital”) needed to complete the loan modifications, an additional $10 million loan from Moody Capital was necessary. Currently, the REIT has received and fully drawn its $30 million in credit facilities provided by Moody Capital. As a brief reminder, these series of loans were used to cover mortgage payments, fees associated with the loan modifications, payroll, taxes insurance, franchise fees, and other necessary operating expenses to keep the hotels open. These funds have allowed the properties to stabilize and increase revenue over the course of 2021 as mentioned earlier. In summary, due to these loan modification efforts, our hotel portfolio remains intact even as it went through the worst hotel market in history.

With respect to the current Net Asset Value (NAV) per share, it has been a challenging 12 months with the board of directors previously unable to determine a NAV following 2020, due to the extreme volatility and lack of liquidity in the market. During the 2021 recovery, there has been more clarity in the market for hotel valuations and the Company’s board of directors was able to determine an estimated NAV per share. Specifically, on March 25, 2022, our board of directors determined an estimated NAV per share of each of our Class A shares, Class T shares, and Class I shares of $19.40 as of December 31, 2021. In preparing the Valuation Report, our advisor relied in part on appraisals of the fair value of our investments in hotel properties provided by Kendall Realty Consulting Group, LLC. Similar to the Revenue and RevPAR situations I discussed a few minutes ago, we have rebounded, but the asset values still have not reached pre-Covid levels.

Fortunately, CBRE Hotels Research has raised its forecast for 2022 ADR, occupancy and RevPAR to reflect the stronger-than-expected performance in Q4 2021. CBRE now predicts RevPAR to reach 2019 levels by Q3 2022 instead of in Q3 2023, as previously forecasted.1 It should be noted, however, that resort locations and leisure-driven destinations have seen strong room demand over the last two years while hotels located in Central Business Districts have suffered from anemic corporate demand. However, we are optimistic as people are returning to the office in the second quarter.  CoStar notes that, “return-to-office strategies will bring more workers to downtown areas, and with it, hotel occupancy improvements should follow suit.  In this recovery, the expectation is a return to 2019 results for both rooms sold and room rate by 2023.”2 With the REIT II assets located in growth markets such as Austin, Nashville, Dallas, and Houston, we anticipate revenue increases in 2022 and beyond, which we anticipate will return the portfolio to pre-pandemic revenue levels.

1 https://www.hotelmanagement.net/own/cbre-forecasts-continued-hotel-recovery-2022

2 “Hospitality National Report 2022.”Costar Group 2022.

The question our team often receives is this: If occupancy, rate, and RevPAR are all anticipated to increase, why are distributions and the Share Redemption Program (SRP) not resuming immediately alongside this growth? In order to do so, a number of thresholds need to be met – including increased revenue to a level that enables the properties to exit cash management, which are lender controlled accounts – you may have heard them referred to as “lockboxes”, and provides the hotels enough money to pay back some or all of the $30 million in credit facilities utilized to keep the Lenders from taking properties. Because of this, we currently do not expect the payment of distributions or the Share Redemption Program to resume in 2022. I can assure you that our management team is working diligently to meet these thresholds and allow us to provide better news to you at some point in the future.

Thank you for taking the time to listen to this message as we strive to keep you updated and bring you the information you need. We continue to urge our shareholders to opt-in to electronic communication. Doing so allows us to email new video messages and filings that have taken place. If you are interested in receiving these updates electronically, please email InvestorServices@MoodyNational.com to request a Consent for Electronic Delivery form. We are committed to continuing to provide video updates following the public filing of the Company’s quarterly financial statements.

Thank you for your patience and support as we continue to navigate through these unprecedented times. While the worst appears to be behind us, we will not be idle and will continue to aggressively manage this portfolio with great diligence.

THIS COMMUNICATION DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES